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                                                                      EXHIBIT 99

                            [MEDIA INFORMATION LOGO]
         MERCHANTS GROUP, INC., 250 MAIN STREET, BUFFALO, NEW YORK 14202


                              MERCHANTS GROUP, INC.
                           APPOINTS STRATEGIC ADVISOR


         BUFFALO, N.Y., February 2, 2005 --  MERCHANTS GROUP, INC. (AMEX-MGP)

         Merchants Group, Inc., a Buffalo based insurance holding company, has retained Philo Smith Capital Corporation to help Merchants Group explore strategic alternatives for its long term development. Philo Smith Capital Corporation will review a full range of opportunities to increase returns and maximize the value of Merchants Group. Merchants Group will consider ways to use the excess capital of its insurance subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), including possible acquisitions of books of business, premium producing underwriting agencies or managing general agencies, or insurance companies. Merchants Group may also consider merging with other insurance companies or production sources.

         MNH reported insurance related statutory surplus of $60.3 million and annualized net written premiums of $53 million, as of September 30, 2004. Nevertheless, Merchants Group and MNH have no operating assets and no employees. They have a services agreement with Merchants Mutual Insurance Company (the Mutual) under which the Mutual provides the facilities, operating management, and personnel required to run their insurance business.

                                   -- MORE --

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Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance
Company of New Hampshire, Inc., provides property and casualty insurance to businesses and individuals throughout the northeastern and mid-atlantic United States.
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         MNH pools its insurance business with that of the Mutual under a reinsurance pooling agreement. The pooling agreement provides for a gradual phase-down of MNH's share of the pooled business with the Mutual, with the result that MNH's excess capital has grown and is expected to continue to grow over time. MNH's share of the insurance business pooled with the Mutual declined from 40% in 2003 to 35% in 2004, and it will decline to 30% in 2005, subject to a net premiums written limit of $50 million. Under MNH's agreement with the Mutual, its share of premiums and pooled insurance business will continue to decline in the future.

         Philo Smith & Co. is a nationally recognized investment banking firm that has specialized in the insurance industry since 1962.

Contacts:
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Merchants Group, Inc
Thomas Kahn, Chairman
314-421-4600

Philo Smith & Co
Jamie Inglis, Managing Director
203-348-7365